Braintree International Completes Reverse Merger with eLearning provider Trunity, Inc

FOR IMMEDIATE RELEASE

Newburyport, MA., Wednesday January 25, 2012,?PR Newswire FirstCall/ --Brain Tree International Inc. (“BNTED.OB”) announced today that it has completed a reverse merger with privately held Trunity, Inc. (“Trunity”), the result of which is that Trunity has become a wholly-owned subsidiary of Brain Tree, which changed its name to Trunity Holdings, Inc.

Under the terms of the merger agreement, the former Trunity shareholders exchanged their shares for Trunity Holdings shares so that upon the closing of the merger, the former Trunity shareholders own 99% of Trunity Holdings f/k/a Brain Tree. Trunity Holdings has applied for a new stock symbol to take effect in the near future.

Terry Anderton, co-founder and CEO of Trunity, commented, “We believe that along with the 2200+ scientists and expert contributors from over 150 academic institutions from 60 countries that publish on the Trunity platform usingTrunity’s cloud based eLearning and Virtual Textbook solution, we have created a transformational end-to-end solution to address the huge educational marketplace. We are pleased to be taking the next step in Trunity’s evolution, by becoming a publicly-traded company. We look forward to rewarding our shareholders with opportunities associated with transformation and virtualization that is occurring rapidly in the educational space.”

About Trunity

Trunity, Inc. is a Delaware corporation headquartered in Newburyport, MA. Trunity has developed a fully hosted knowledge-sharing platform – that focuses on the rapidly growing eLearning, virtual textbook and corporate communications marketplace. Trunity has developed a community of experts made up of over 2200 of the world’s top scientists that crowd-sources expert content into knowledge collections, which Trunity assembles into regularly-updated virtual living textbooks delivered through Trunity’s virtual classroom solution. This innovative end-to-end approach provides higher quality, more current and lower cost content than that provided by the antiquated legacy-publishing model.

Trunity is a recipient of funding from several NSF and NASA grants to develop innovative eLearning and knowledge sharing solutions. Trunity counts the National Academy of Science, the Encyclopedia of the Earth and the National Foundation for Science and the Environment as core content contributors and customers along with several large commercial and academic institutions.

Trunity was co-founded by Terry B. Anderton, Dr. Joakim Lindblom, and Les V. Anderton, who shared the vision of transforming the way we create, share and learn. Their combined vision and effort along with the team of dedicated professionals they have attracted to the company has garnered interest and support from some of the biggest and most respected institutions in the country.

For further information contact Mr. Terry B. Anderton (978-829-0909) or visit our web site at www.trunity.com. Trunity Holdings will file with the Securities and Exchange Commission (SEC) on or before January 30, 2012, a report on Form 8-K setting forth details regarding the merger transaction as well as detailed business and financial information regarding Trunity. This report will be available at www.sec.gov.